EXHIBIT 10.1

* * *	TEXT OMITTED AND FILED SEPARATELY CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) and 230.406
TERMINATION AGREEMENT
This Termination Agreement (this “Agreement”) is entered into this 3rd day of April, 2009 by and between Stellar Satellite Communications Ltd., a British Virgin Islands company (“Stellar”), with its offices located at 46050 Manekin Plaza, Suite 100, Dulles, VA 20166, and GE Asset Intelligence, LLC, a Delaware limited liability company (“GEAI”), with offices located at 200 Martingale Road, Suite 1100, Schaumburg, IL 60173.
W I T N E S S E T H:
WHEREAS, GEAI operates an asset tracking and monitoring business (the “GEAI Business”) under which among other things it provides to its customers (“Subscribers”) telematics and machine-to-machine communication between Subscribers’ communicators sold or managed by or on behalf of the GEAI Business (“Subscriber Communicators”) and the GEAI Business’s communications centers (“GEAI Communications Centers”);
WHEREAS, Stellar and GEAI (the “Parties”) entered into a letter agreement dated October 10, 2006 with respect to the purchase and development of certain Subscriber Communicators and certain purchase orders with respect thereto (the “2006 Agreement”);
WHEREAS, the Parties wish to resolve certain disputes arising out of the 2006 Agreement and to strengthen their relationships in light of current economic conditions and the development of the asset tracking industry; and
WHEREAS, on the date hereof, GEAI is paying to Stellar Eight Hundred Thousand Dollars ($800,000) (the “Settlement Amount”);
NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
SECTION 1 TERMINATION
(a) The Parties hereby agree that the obligations of GEAI to purchase, and the obligations of Stellar to sell and develop, Satellite Communicators under the 2006 Agreement, together with any pricing set forth therein, are hereby terminated, whether such obligations are past due, currently due or due in the future (the “Purchase and Sale Obligations”). In addition, the Parties agree that the obligations of Stellar with respect to the profit sharing arrangement relating to the ST 2500 units that GEAI has exchanged for DS 300 units prior to the date hereof, are hereby terminated, whether such obligations are past due, currently due or due in the future (the “Profit Sharing Obligations”).
(b) Effective upon receipt by Stellar of the Settlement Amount, the Parties hereby forever release, acquit, and discharge, and covenant not to sue, each other and each of their respective successors, parents, subsidiaries, trustees of each, and affiliates and each of their respective past, present and future officers, directors, stockholders, partners, agents, representatives and attorneys from any and all claims and possible claims, demands, sums of money actions, rights, obligations and liabilities of whatever kind, nature or description, direct or indirect, whether or not accrued or asserted, in law or in equity, in contract or in tort or otherwise, made or could have been made, in any of the foregoing cases arising out of the Purchase and Sale Obligations and/or the Profit Sharing Obligations.
(c) Nothing in this Agreement shall terminate, release or affect (i) the warranty and related obligations of Stellar with respect to Satellite Communicators previously delivered and paid for by GEAI or its affiliates whether under the 2006 Agreement or otherwise (“Delivered Communicators”), and the obligations of GEAI arising in connection with such warranty and related obligations of Stellar, (ii) any obligations of Stellar to indemnify, defend and hold harmless under the purchase orders issued in connection with the 2006 Agreement or otherwise with respect to losses, liabilities and costs arising out of actions, proceedings, suits, cases or claims of third parties with respect to Delivered Communicators, (iii) the confidentiality agreements between the Parties, (iv) the ownership of or rights in any intellectual property or (v) any obligations under the purchase orders referenced above to execute or deliver and to cause others to execute and deliver instruments or transfers to perfect such rights and ownership.
(d) [* * *]
SECTION 2 REPRESENTATIONS AND WARRANTIES
Each of the Parties represents to the other that as of the date hereof with respect to the representing Party:
(a) It has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to conduct its business, to own its properties and to execute, deliver and perform its obligations under this Agreement.
(b) The execution and delivery of this Agreement by it and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other action, and do not and will not violate any provision of any law, rule, regulation or contractual or corporate, partnership or other restrictions binding on it.
(c) This Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with the terms hereof. If GEAI or its successors or representatives shall attempt to void, rescind or otherwise set aside the releases, terminations or other transactions contemplated by this Agreement, except in response to an attempt to do so by Stellar or its successors or representatives, and GEAI or its successors or representatives do actually void, rescind or otherwise set aside the releases, terminations or other transactions contemplated by this Agreement as evidenced by a final, non-appealable court or arbitral order, there shall be a “GEAI Default”. If Stellar or its successors or representatives shall attempt to void, rescind or otherwise set aside the releases, terminations or other transactions contemplated by this Agreement, except in response to an attempt to do so by GEAI or its successors or representatives, and Stellar or its successors or representatives do actually void, rescind or otherwise set aside the releases, terminations or other transactions contemplated by this Agreement as evidenced by a final, non-appealable court or arbitral order, there shall be a “Stellar Default”.
SECTION 3 DISPUTE RESOLUTION
(a) Arbitration. In the event of a claim or controversy regarding any matter covered by this Agreement, the Parties shall use all reasonable efforts to resolve such claim or controversy within sixty (60) calendar days of receipt by either Party of notice of the existence of any such claim or controversy. In the event the Parties are unable to agree on the resolution of such claim or controversy within such period of time, any Party may remove the claim or controversy for settlement by final and binding arbitration in New York, New York in accordance with the United States Commercial Dispute Resolution Procedures of the American Arbitration Association (“AAA”) (to the extent not modified by this SECTION 3). The AAA procedures for Large, Complex Commercial Disputes shall apply unless the Parties agree otherwise. Each Party to the arbitration shall present its case, witnesses and evidence, if any, in the presence of the other Party or Parties to the arbitration, such arbitration shall be conducted in the English language, a written transcript of the proceedings shall be made and furnished to the Parties to the arbitration, and the decision of the arbitrator shall be issued in writing with reasons therefor. In the event that more than one claim or controversy arises under this Agreement, such claim or controversy may be consolidated in a single arbitral proceeding. The arbitral proceeding shall be heard and decided by one arbitrator selected in accordance with AAA rules (to the extent modified hereby). In all cases, the arbitrator shall have as his or her primary experience the practice of law in the United States (including but not limited to acting as in-house counsel or in a judicial capacity) and be fluent in English. If an arbitrator is not selected from the initial list of potential arbitrators submitted by the AAA, the AAA shall submit a second list (and if an arbitrator is not selected from that second list, a third list) from which an arbitrator may be chosen by the Parties in accordance with the AAA procedures for selection from the first list before the AAA exercises its power to make an appointment of the arbitrator. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction or application may be made for judicial acceptance of the award and an order of enforcement, as the case may be. The Parties agree that if it becomes necessary for any Party to enforce an arbitral award by a legal action or additional arbitration or judicial methods, the Party against whom enforcement is sought, if enforcement is obtained, shall pay all reasonable costs and attorney’s fees incurred by the Party seeking to enforce the award.
(b) Exclusive Dispute Resolution Mechanism. The rights of the Parties under this SECTION 3 shall be the exclusive dispute resolution mechanisms with respect to any claim or controversy regarding any matter covered by this Agreement.
SECTION 4 NOTICES
All notices given under this Agreement must be in writing and sent by hand delivery, by reputable international express courier or by facsimile transmission (answer back received), to:
Stellar:
Stellar Satellite Communications Ltd.
46050 Manekin Plaza, Suite 100
Dulles, VA 20166
Telephone: 1 (703) 657-6200
Facsimile: 1 (703) 657-6201
Attention: General Manager
GEAI:
GE Asset Intelligence, LLC
5465 Legacy Drive, Suite 700
Plano, TX 75024-3106
Telephone: 972-398-7301
Facsimile: 972-398-7347
Attention: Chief Operating Officer
with a copy to
General Electric Capital Corporation
901 Main Avenue
Norwalk, CT
Attention: Senior Counsel—Equipment Services Strategic Transactions and Relations
SECTION 5 MISCELLANEOUS

(a) Binding Effect. This Agreement shall be binding upon the Parties and their permitted successors and assigns.
(b) Governing Law. This Agreement will be governed by and interpreted under the laws of the State of New York without giving effect to the conflicts of law principles of such state other than Section 5-1401 of the General Obligations Law of the State of New York. For such purposes, the United Nations Convention on Contracts for the International Sale of Goods shall be disregarded.
(c) Waiver. It is understood and agreed that no failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any other right, power or privilege hereunder. No waiver of any terms or conditions of this Agreement shall be deemed to be a waiver of any subsequent breach of any term or condition. All waivers must be in writing and signed by both Parties.
(d) Severability. If any part of this Agreement shall be held invalid or unenforceable, such determination shall not affect the validity or enforceability of any remaining portion, which shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated.
(e) Headings. Headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
(f) Costs and Expenses. Except as otherwise specifically provided herein, each Party shall bear all costs and expenses incurred in the performance by it of its obligations hereunder.
(g) Independent Parties. Each Party is an independent contractor. Neither Party shall have the right, power or authority to act or to create any obligation, express or implied, on behalf of the other Party.
(h) Terms of Agreement. This Agreement shall be governed solely by the terms and conditions contained herein.
(i) Entire Agreement. This Agreement and any exhibits (which are hereby made part of this Agreement) and the Settlement Agreement dated the date hereof among the Parties, ORBCOMM Inc. and ORBCOMM LLC contain the entire understanding between the Parties and supersede all prior written and oral understandings relating to the subject hereof. No representations, agreements, modifications or understandings not contained herein shall be valid or effective unless agreed to in writing and signed by both Parties. Any modification or amendment of this Agreement must be in writing and signed by both Parties.

(j) Intellectual Property. Nothing in this Agreement shall be construed as granting either Party any right or license to use any intellectual property rights of the other Party.
(k) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
(l) Assignment. Neither this Agreement nor any interests or obligations hereunder of a Party shall be assigned or transferred without the other Party’s prior written consent, provided that (a) in connection with the sale or merger of the business of the assigning Party related to the subject matter of this Agreement, a non-assigning Party may not withhold such consent unless such Party determines in its reasonable judgment that (i) the assignee is a direct competitor of the non-assigning Party or (ii) it is reasonably expected such non-assigning Party’s reputation shall be adversely affected or be in violation of applicable law by its performance under this Agreement with the assignee, provided that in the event such consent is reasonably withheld under this clause (a), the sole remedy of the non-assigning Party shall be to terminate SECTION 1(d) of this Agreement within sixty (60) days after written notice to the non-assigning Party of such assignment without liability to any other Party and (b) GEAI may assign its rights to General Electric Company or a subsidiary of General Electric Company acceptable to Stellar and General Electric Company or such subsidiary shall assume the obligations of GEAI hereunder, provided that no such assignment and assumption shall be effective unless and until such assignment and assumption are expressly agreed in writing by Stellar, GEAI and General Electric Company or such subsidiary.
IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

GE ASSET INTELLIGENCE, LLC	STELLAR SATELLITE COMMUNICATIONS LTD.

By /s/ Darryl J. Miller	By /s/ Zvi Huber
Name: Darryl J. Miller	Name: Zvi Huber
Title: COO	Title: General Manager